Exhibit 10.11

June 15, 2007

Dr. Marco Taglietti

Dear Marco:

We are delighted to extend our offer of at-will employment to you for the position of Executive Vice President, Chief Medical Officer, Forest Research Institute at an annualized salary of $475,000 (Base Salary), and paid semi-monthly ($19,791.66 per pay period).  In this position, located at our Jersey City, New Jersey offices, you will report to Ivan Gergel, M.D., Senior Vice President of Forest Laboratories, Inc, and President, Forest Research Institute.  Provided that you join Forest prior to July 15, 2007, you will be eligible to receive an annual bonus for the 2007 calendar year (with a target of 30%; standard executive bonus range is zero to 50%) based upon Company and your individual (Bonus) performance.  We will guarantee this bonus for 2007 at a rate of 75% of the targeted amount for the year, based on your good standing with the company at the time of award. Typically, this payment is made with the final calendar year payroll, on or about December 31st.  In addition, you will be eligible for consideration for merit increases and performance bonuses for each subsequent year of your employment, and paid in December, following your performance review in December of each year.  You will be granted a stock option of 60,000 shares of Forest Laboratories, Inc. stock by our Board of Directors effective upon the vote of the Board on August 6, 2007.  These stock options have a 10-year expiry.  The vesting schedule is as follows:

15% after the first grant year (15% total);
another 15% at the end of the second grant year (30% total);
another 15% at the end of the third grant year (45% total);
another 15% at the end of the fourth grant year (60% total); and
after the fifth grant year the remaining 40% (100% total)

In the past, stock option grants for senior executives have been awarded annually in December as part of the compensation cycle.  Therefore, it would not be unreasonable to forecast additional stock option awards for your service beginning in December 2007, and thereafter.  A target amount for said additional grant might be in the area of 20-25,000 options, subject to executive review and Board of Directors approval.  All stock option awards will be exercisable, for active employees, based upon the terms and conditions of the stock option agreement as provided to you by the Company.

During the term of your employment, you shall be entitled to such benefits and perquisites as are generally made available to senior executive officers of Forest.  By way of illustration and not limited by the preceding sentence, Forest shall provide you with the following benefits:  You and your dependents will be eligible for participation in Forest Laboratories Medical and Dental plans based upon pre-existing conditions.  You will also be eligible to participate in our Flexible Spending Accounts (Medical/ Dependent), Life, Profit Sharing, 401K Savings, Deferred Compensation, and Long Term Disability plans in accordance with the standard eligibility requirements as defined in the respective plans. You will also receive four (4) weeks paid vacation in accordance with Company Policy, beginning with your employment date in calendar year 2007. Forest recognizes and accepts that you have a scheduled vacation in August 2007 and will, on a one-time basis, provide you with this paid time as part of your employment. Thereafter, you will participate in the Forest Vacation plan for employees.

Forest will reimburse you for all reasonable, ordinary and necessary expenses incurred by you in the performance of your duties, provided you account to Forest for such expenses in the manner prescribed by Forest.

Finally, as Executive Vice President, Chief Medical Officer, you will be eligible to participate in Forest Laboratories, Inc.’s Change in Control Agreement in the form attached hereto and incorporated herein.  This agreement provides for a three-year salary protection in the event of a hostile takeover of the company.  Pursuant to this agreement, Forest will provide you with a three (3) year employment guarantee as of your start date, limited to severance and certain benefits in the event of a termination of your employment by Forest without Cause or your termination of employment for Good Reason.  In such event, this severance agreement will provide you with semi-monthly Base Salary payments for a period of either the balance of the three year contract, or for one year, which ever is greater, plus one Bonus payment (the higher of the last actual bonus payout, or 30% of salary target).  In the event that the employment agreement is activated, you agree, subject to your availability, to be reasonably available to management for consultations from time to time during the period of salary continuation, it being understood that you shall not be required to perform such consultation for any specified minimum number of hours.  Further, Forest shall continue health care coverage (medical and dental) for yourself and any eligible family members for the period concurrent with salary continuation, or until coverage is obtained by you, which ever is earlier.  Such coverage shall be on the same terms and conditions and at the same cost as for active senior executive officers of Forest.  During any period of the employment agreement there shall not be any accelerated vesting of stock options.  However, any stock options previously awarded to you shall continue to vest until the expiration of the three year employment agreement.

We recognize that you may have certain limited on-going transitional activities associated with your withdrawal from the firm of Stiefel and acknowledge that you may devote such time and attention to those responsibilities as may reasonably be required and which you do not anticipate will limit or interfere with the performance of your duties for Forest. Generally this would expect to be remedied within 60 days from the start of your employment with Forest.
Please sign your acceptance of this Offer of Employment and return it to me no later than Wednesday, June 20, 2007. I would appreciate a verbal concurrence as soon as you are able. As previously discussed, we will arrange for a meeting to discuss the full range of offerings at your convenience.

We are projecting a start date for your employment as being on Monday July 9, 2007 and your appointment as Executive Vice President, Chief Medical Officer to be effective as of such date.

There are three last actions which will make our offer of employment complete.  First, Forest requires your completion of the employment application with an original signature on the back page granting the company your authorization to complete background checks. Mail this back to me with your signed Employment Letter.

Second, you, as with all employees must undergo a drug screen at a certified testing laboratory proscribed by Forest. Materials for this screen accompany this letter. Please take the materials to the testing laboratory indicated, or to your physician and have them take the necessary steps. Complete this step within 5-business days of your receipt of this letter. Failure to complete this in a timely manner may delay the completion of your process and your start of employment.

And third, as required by the U.S. Department of Labor and pursuant to the Immigration and Nationality Act, our company is required to verify the identity and employment authorization of all new hires.  In order to comply with this legal obligation, we must complete an Employment Eligibility Verification Form (I-9) within three (3) days of your hire.  We have enclosed a list of forms needed to comply with the requirement (Form I-9) for your review.  Please note that you will need to provide on the first day of your employment either (i) one document from “list A” or (ii) one document from “list B” and one document from “list C” of the form (see the enclosed I-9 list).  If you anticipate having difficulty completing the Form I-9 or producing the required documents, please contact me as soon as possible.

If you have any questions, please contact me as soon as possible.

Sincerely,

/s/ Bernard J. McGovern
Bernard J. McGovern
Vice President, Human Resources

ACCEPTED & AGREED BY:

/s/ Marco Taglietti, M.D.
Marco Taglietti, M.D.

Attachment I-9; Change in Control;

cc:  I. Gergel; L. Olanoff; H. Solomon